CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVAXIS, INC.

Advaxis, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Advaxis, Inc.

2.	This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 20, 2006 as amended to date (as amended, the “Certificate of Incorporation”).

3.	Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following new paragraph at the end of such Article:

“Effective immediately upon the filing of this Certificate of Amendment with the Secretary of the State of Delaware (the “Effective Time”), each fifteen (15) shares of the Corporation’s Common Stock, par value $0.001 per share (“Common Stock”), then issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the product of (i) the closing sales price of the Common Stock as reported on The Nasdaq Global Select Market as of the Effective Time, multiplied by (ii) the number of shares of Common Stock held by the stockholder immediately prior to the Effective Time that would otherwise have been exchanged for such fractional shares.”

4.	That thereafter, the aforesaid amendment was approved and duly adopted by the vote of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders called and held upon notice in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware and the terms of the Certificate of Incorporation.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, Advaxis, Inc. has caused this Certificate of Amendment to be executed as of March 29, 2019.

ADVAXIS, INC.

By:	/s/ Molly Henderson
Name:	Molly Henderson
Title:	Chief Financial Officer